Exhibit 10.3
CHIQUITA BRANDS INTERNATIONAL, INC.
RESTRICTED STOCK UNIT AWARD AGREEMENT

GRANT: Chiquita Brands International, Inc., a New Jersey corporation (the “Company”), as of October 8, 2012 (the "Grant Date"), hereby awards to you (the “Grantee” named below) restricted stock units representing the right to receive an aggregate of 231,065 shares of the Company’s Common Stock (“Shares”), subject to the vesting provisions and other terms of this Agreement and the Employment Agreement between you and the Company, dated as of October 8, 2012 (the "Employment Agreement"). This Award Agreement represents the "Initial RSU Grant" required by Section 3(c)(i) of the Employment Agreement. In the event of a conflict between the terms of this Award Agreement and the terms of the Employment Agreement, the terms of the Employment Agreement shall govern. The Shares will be issued at no cost to you on the Vesting Dates set forth below, provided that you remain employed by the Company on the applicable Vesting Date set forth below.

Grantee: Edward F. Lonergan

Number Of Shares	Vesting Date
50% of total	October 8, 2013
50% of total	October 8, 2014

OTHER VESTING AND FORFEITURE EVENTS: In the event of a termination of your employment with the Company prior to a Vesting Date, the provisions of the Employment Agreement shall govern the vesting or forfeiture of any then-unvested portion of the Initial RSU Grant.

DELIVERY OF SHARES UPON VESTING: On the Vesting Date or such earlier date as the Initial RSU Grant shall vest pursuant to the terms of the Employment Agreement, the Company will deliver to you a certificate or certificates representing the Shares which vested on such date.

NO RIGHTS AS SHAREHOLDER PRIOR TO VESTING: Prior to the date Shares are issued to you, you will have no rights as a shareholder of the Company with respect to the Shares subject to this award.

APPLICATION OF CERTAIN PLAN TERMS: This restricted stock unit award is an inducement grant made under an exception to the shareholder approval rules of the New York Stock Exchange and, accordingly, is not made under the Chiquita Stock and Incentive Plan (the “Plan”). However, the provisions of Section II, Section III, Section 4.4, Section 5.3, Section 8.2(a), Section 13.1, Section 13.3, Section 13.5, Section 13.8, Section 13.9, Section 13.10 and Section 13.12 of the Plan shall apply to this Initial RSU Grant as if this award were made under the Plan and are hereby incorporated into this Award Agreement by reference. Plan provisions which are not specifically incorporated herein by reference shall not apply to this Initial RSU Grant.

TAXES: You must pay all applicable U.S. federal, state, local and foreign taxes resulting from the grant of this award and the issuance of the Shares. The Company has the right to withhold all applicable taxes due from future earnings (including salary, bonus or any other payments), or at your request, will withhold those taxes by reducing the number of Shares otherwise deliverable under this award. In advance of each date on which the Shares become issuable, you may elect to pay the withholding amounts due by

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delivering to the Company a number of the Shares that you own that have a fair market value on that date equal to the amount of the payroll withholding taxes due.

REGISTRATION: As soon as practicable, but in no event later than the first anniversary of the Grant Date, the Company shall, at its expense, cause the Shares subject to the Initial RSU Grant to be registered under the Securities Act of 1933, as amended (the “Securities Act”), and registered or qualified under applicable state law. The Company shall thereafter use its best efforts to maintain the effectiveness of such registration and qualification for so long as you hold any of the Shares received pursuant to the Initial RSU Grant.

LAWS AND REGULATIONS: No Shares shall be issued under this Initial RSU Grant unless and until all legal requirements applicable to the issuance of such Shares have been complied with to the reasonable satisfaction of the Company.

SECTION 409A: This award is intended to be exempt from or comply with the requirements of Section 409A of the Internal Revenue Code.

AMENDMENT: This Award Agreement may not be amended absent your written consent and the written consent of an authorized representative of the Company.

ACKNOWLEDGEMENT: The Company has caused this Award Agreement to be duly executed by its duly authorized officer. To acknowledge receipt and acceptance of this award, please sign and return one copy of this Award Agreement to the Corporate Secretary’s Office.

CHIQUITA BRANDS INTERNATIONAL, INC.
/s/ Kevin R. Holland
By:	Kevin R. Holland
Title:	Senior Vice President and Chief People Officer

/s/ Edward F. Lonergan
Edward F. Lonergan

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